Exhibit 4.20

AMENDMENT TO THE CONTACT SERVICE CENTER AGREEMENT BETWEEN ORBITALL SERVIÇOS E PROCESSAMENTO DE INFORMAÇÕES COMERCIAIS S.A. AND TNL CONTAX S.A.

Through the present instrument,

 ORBITALL SERVIÇOS E PROCESSAMENTO DE INFORMAÇÕES COMERCIAIS S.A., current denomination of ORBITALL SERVIÇOS E PROCESSAMENTO DE INFORMAÇÕES COMERCIAIS LTDA, a corporation with registered offices at Rua Manoel Coelho, no. 600, 1º Piso, in the city of São Caetano do Sul, State of São Paulo, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 00.006.878/0001-34, represented as per its by-laws, hereinafter referred to as (“Contractor”); and

TNL CONTAX S.A., a corporation with registered offices at Rua da Passeio, nº 48 ao 56 - Parte, in the city and State of Rio de Janeiro, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 02.757.614/0001-48, represented as per its by-laws, hereinafter referred to as (“Contracted Party”, and collectively referred to as “Parties”);

WHEREAS the PARTIES entered into a Contact Center Service Agreement dated April 1, 2004, identified as CN 0988/04 (“Contract”);

WHEREAS, on December 5, 2007, the Contract Party sent to the Contractor, a Letter of Compliance to the Probare Seal, informing the Contractor, among other points, that to obtain such certification, it would require some adjustments to the Agreement, regarding the statement of veracity of the products and services information of the Contractor, the suitability of the customer list and the timetable for completion of active contacts, with the Contractor approving the Letter on December 6, 2007.

The PARTIES decide to enter into the present amendment to the AGREEMENT, which shall be regulated by the following additional terms and conditions:

SECTION ONE – CHANGES TO THE AGREEMENT:

1.1      Clause 6.1 of this Agreement will have the following sub-items included:

“(d) Dispose to the Contracted Party the information necessary for the performance of the services rendered under the agreement, full responsibility for the accuracy of the content of the information provided, for the products available to its client, as well as for the operational guidelines provided, keeping the Contracted Party invulnerable from any liability for such information.”

“(e) The CONTRACTORS hereby declare that the products and services marketed by them conform to the specifications and licenses current legal, concerning the manufacture, marketing and media exposure to the consumer, as well as in accordance with the provisions of Law no. 8,078/90.”

1.2      The Parties agree to include Annex VII – Operating Agreements – Services, sub-item 1.1, “a”, of the present Agreement, the following wording:

“All active operations contracted between the Parties will run from Monday to Friday, from 9h00 until 21h00 and Saturdays, from 10h00 until 16h00, with active contacts not being allowed on Sundays and national holidays.”

SECTION TWO – FINAL PROVISIONS:

2.1 The terms, items and sub-items included in the Original Agreement which are not changed by this Amendment remain unaltered and in full force and are ratified for all legal purposes.

In witness whereof, the parties execute this present instrument in two (2) counterparts of equal content and form, before two (2) witnesses.

São Paulo, June 29, 2009.

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ORBITALL SERVIÇOS E PROCESSAMENTO DE

INFORMAÇÕES COMERCIAIS

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TNL CONTAX S.A.

WITNESSES

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Name:                                                               Name:

CPF/ME:                                                           CPF/ME: